UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 29, 2014

Date of Report (Date of earliest event reported)

PROOFPOINT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35506	51-0414846
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

892 Ross Drive, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 29, 2014, the Board of Directors (the “Board”) of Proofpoint, Inc. (the “Company”) increased the size of the Board from eight (8) to nine (9) directors and appointed Sydney Carey as a member of the Board.  Ms. Carey will serve as a Class I director whose current term will expire at the Company’s 2016 annual meeting of the stockholders.  The Board also approved Ms. Carey’s appointment to the Audit Committee (subject to and effective upon filing of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission).

There is no arrangement or understanding with any person pursuant to which Ms. Carey was appointed as a member of the Board.

Ms. Carey is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with her service as a director Ms. Carey will receive an initial stock option grant under the Company’s 2012 Equity Incentive Plan, to purchase Thirty-Seven Thousand Five Hundred (37,500) shares of the Company’s common stock (the “Option”). The Option will vest over three years, in equal annual installments, subject to continued services to the Company through each annual vesting date.  The Option will accelerate and vest in full in the event of a change in control of the Company.  Ms. Carey will also receive other standard non-employee director cash and equity compensation pursuant to the Company’s non-employee director compensation policy.

In addition to the compensation that Ms. Carey will receive in connection with her appointment as a member of the Board, the Company intends to enter into a standard form of indemnity agreement with Ms. Carey. The indemnification agreement, among other things, would require the Company to indemnify Ms. Carey for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by her in any action or proceeding arising out of her service as one of the Company’s directors, or any of the Company’s subsidiaries or any other company or enterprise to which she provides services at the Company’s request. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-178479), as filed with the Securities and Exchange Commission on April 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2014	PROOFPOINT, INC.

	By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer